LightPath Technologies, Inc. 8-K

Exhibit 99.1

LightPath Technologies Completes Acquisition of ISP Optics Corporation

LightPath Extends Footprint and Global Scale with Expanded Range of Visible and Infrared Solutions

Closes Public Offering of Common Stock and Full Exercise of Underwriters’ Option to Purchase Additional Shares

ORLANDO, FL – December 21, 2016 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor, and integrator of proprietary optical and infrared components and high-level assemblies, today announced that it has completed the acquisition of ISP Optics Corporation (“ISP”) for a purchase price of $18 million, subject to post-closing adjustments, of which $12 million was paid in cash with the balance in the form of five-year subordinated notes issued to the sellers.

LightPath also announced today that simultaneous with the closing of the acquisition it has completed the previously announced underwritten public offering of 8,000,000 shares of its Class A common stock, which includes the full exercise by the underwriters of their option to purchase 1,000,000 shares of Class A common stock to cover over-allotments, at a public offering price of $1.21 per share. Members of LightPath’s Board of Directors and executive management team purchased shares in the offering. Net proceeds from the sale of the Class A common stock after deducting underwriting discounts and expenses were approximately $8.85 million.

The Company used the net proceeds from the offering for a portion of the purchase price of the acquisition of ISP payable in cash as well as to pay transaction expenses and other costs in connection with the acquisition. The balance of the cash portion of the purchase price was funded by a $5 million acquisition loan from Avidbank, which also closed today, that is payable on an interest-only basis for six months and thereafter amortized over 54 months.

Commenting on today’s completed transactions, Jim Gaynor, President and Chief Executive Officer of LightPath, said, “We are excited to have consummated the acquisition of ISP Optics Corporation as planned and welcome ISP employees to the expanding global LightPath team. This transformative acquisition was made possible through a fully subscribed underwritten public offering of common stock. The offering successfully attracted to the Company numerous high quality institutional investors, in addition to personal investments from members of our executive management team and Board of Directors. The combination of LightPath and ISP positions us for continued growth with greater scale and scope to offer a comprehensive platform of visible and infrared solutions.”

Roth Capital Partners acted as sole book-running manager and Dougherty & Company acted as co-manager for the offering. Roth Capital Partners also served as an advisor to LightPath in connection with the ISP acquisition, rendering a fairness opinion to the Board of Directors. BakerHostetler acted as legal advisor to LightPath. ZAG-S&W acted as legal advisor to Roth Capital Partners. KippsDeSanto & Co. acted as financial advisor and Blank Rome LLP acted as legal advisor to ISP in connection with the transaction.

The offering described above was made pursuant to a registration statement on Form S-1 previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”) on December 15, 2016. A copy of the final prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov and may also be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, California 92660, by telephone at (949) 720-7227, or by email at rothecm@roth.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding the  anticipated growth following the completion of the ISP acquisition.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of the Company’s business and other risks detailed from time to time in its filings with the SEC, and represent its views only as of the date they are made and should not be relied upon as representing its views as of any subsequent date.  The Company does not assume any obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:

Jim Gaynor

President & CEO

jgaynor@lightpath.com

407-382-4003 x377

Investor Contact:

Jordan Darrow

Darrow Associates, Inc.

jdarrow@darrowir.com

512-551-9296